Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2016 RESULTS
DALLAS, July 25, 2016-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2016 results and confirmed its previous guidance for full-year 2016 adjusted earnings per share.
Executive Summary

•
Second quarter 2016 net sales of $4.6 billion decreased 1 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales 4 percent. Organic sales rose 3 percent, including a 7 percent volume increase in North American consumer products and 5 percent organic growth in developing and emerging markets.

•
Diluted net income per share for the second quarter was $1.56 in 2016 and a loss of $0.83 in 2015, driven by non-cash pension settlement charges. The comparison benefited from organic sales growth, cost savings, a lower effective tax rate and the prior-year pension settlement charges. The comparison was negatively impacted by unfavorable foreign currency exchange rate effects.

•	Second quarter adjusted earnings per share were $1.53 in 2016 and $1.41 in 2015. Adjusted earnings per share exclude certain items described later in this news release.

•	Cash provided by operations in the second quarter of 2016 was $860 million, up 11 percent compared to the prior year.

•	The company anticipates full-year 2016 diluted net income per share of $5.92 to $6.15 and continues to expect 2016 adjusted earnings per share of $5.95 to $6.15.
Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered a good quarter of results in a challenging environment while we continue to execute our long-term Global Business Plan strategies. In the second quarter, we achieved a 4 percent increase in sales volumes, with benefits from targeted growth initiatives and product innovations. We also delivered $110 million of cost savings, which helped improve our profitability and increase our adjusted earnings per share. Cash flow was strong in the quarter and we continued to allocate capital in shareholder-friendly ways. Half way through the year, we are broadly on track with our plans and are confirming our bottom-line earnings guidance for 2016.”
Second Quarter 2016 Operating Results
Sales of $4.6 billion in the second quarter of 2016 were down 1 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales 4 percent. Organic sales rose 3 percent, as volumes increased 4 percent, while product mix/other was off 1 percent.

Second quarter operating profit was $838 million in 2016 and a loss of $544 million in 2015. Results in 2015 included $1,322 million of pension settlement charges. Adjusted operating profit of $828 million in the second quarter of 2016 increased 5 percent compared to $790 million in the year-ago period. Items excluded from adjusted operating profit are described later in this release.
The year-over-year operating profit comparison included benefits from organic sales growth, $95 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $15 million of savings from the 2014 Organization Restructuring. Input costs decreased $20 million, mostly due to lower fiber costs. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $25 million and transaction effects also negatively impacted the comparison.
The second quarter effective tax rate was 28.6 percent in 2016 and 45.8 percent in 2015. The second quarter adjusted effective tax rate was 28.9 percent in 2016, down from 32.2 percent in 2015 due to resolution of certain tax matters. The company expects the full-year 2016 effective tax rate and the adjusted effective tax rate will both be in the lower half of the 30.5 to 32.5 percent target range.
Kimberly-Clark’s share of net income of equity companies in the second quarter was $35 million in 2016 and $39 million in 2015. At Kimberly-Clark de Mexico, results were impacted by a weaker Mexican peso, mostly offset by benefits from organic sales growth, lower input costs and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter of 2016 was $860 million, up 11 percent versus $772 million in the year-ago period. The increase included benefits from higher cash earnings and improved working capital. Capital spending for the second quarter was $177 million in 2016 and $243 million in 2015. Second quarter 2016 share repurchases were 1.1 million shares at a cost of $150 million. The company now expects full-year share repurchases of $700 to $800 million (prior target $600 to $900 million). Total debt was $7.7 billion at June 30, 2016 and $7.8 billion at the end of 2015.
Second Quarter 2016 Business Segment Results
Personal Care Segment
Second quarter sales of $2.3 billion decreased 1 percent. Changes in currency rates reduced sales 6 percent. Volumes increased 6 percent while net selling prices were off 1 percent. Second quarter operating profit of $455 million decreased 4 percent. The comparison was impacted by unfavorable currency effects and increased marketing, research and general spending on a local currency basis, partially offset by organic sales growth and cost savings.
Sales in North America increased 4 percent. Volumes improved 8 percent. Net selling prices were down 3 percent, including increased promotion activity to support product innovations, and product mix was off 1 percent. Adult care, child care and feminine care volumes each rose approximately 10 percent and diaper volumes increased mid-single digits. Overall volumes benefited from innovations, market share improvements and promotion activity, along with category growth in adult care.
Sales in developing and emerging markets decreased 7 percent, including a 13 point drag from unfavorable currency rates. Volumes increased 6 percent and net selling prices were up 1 percent, while product mix was off 1 percent. The volume growth included gains in Brazil, China, Eastern Europe and South Africa. The higher net selling prices were driven by Latin America in response to weaker currency rates and local cost inflation, mostly offset by declines in China due to increased promotion activity.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 2 percent, including a 4 point negative impact from currency rates. Volumes rose 4 percent, driven by Australia, while net selling prices were off 2 percent.
Consumer Tissue Segment
Second quarter sales of $1.5 billion were essentially even with the prior year. Volumes increased 3 percent, while currency rates were unfavorable by 2 percent and product mix was off 1 percent. Second quarter operating profit of $275 million increased 6 percent. The comparison benefited from organic sales growth, cost savings and input cost deflation, partially offset by unfavorable currencies.
Sales in North America increased 4 percent. Volumes were up 6 percent, with mid-to-high single-digit increases in all product categories, led by facial tissue. Product mix was unfavorable 2 percent.
Sales in developing and emerging markets decreased 8 percent, including a 9 point negative impact from currency rates. Net selling prices rose 3 percent and product mix improved 1 percent, while volumes fell about 4 percent. The changes in net selling prices and volumes mostly occurred in Latin America.
Sales in developed markets outside North America fell 2 percent. Currency rates were unfavorable 2 percent. The combined impact of changes in net selling prices and product mix reduced sales approximately 2 percent, while volumes improved 1 percent.
K-C Professional (KCP) Segment
Second quarter sales of $0.8 billion decreased 2 percent. Changes in currency rates reduced sales 2 percent. Net selling prices rose 1 percent, while volumes were off 1 percent. Product mix/other was even year-on-year despite an approximate 1 percent impact from lower sales of nonwovens to Halyard Health, Inc. Second quarter operating profit of $150 million increased 3 percent. The comparison benefited from cost savings, mostly offset by unfavorable currency effects.
Sales in North America increased 1 percent. The combined impact of changes in net selling prices and product mix increased sales 2 percent, while volumes were off 1 percent.
Sales in developing and emerging markets decreased 4 percent, including a 10 point drag from currency rates. Net selling prices rose 5 percent and product mix improved 1 percent.
Sales in developed markets outside North America were down 2 percent. Changes in currency rates reduced sales 1 percent and the combined impact of changes in net selling prices and product mix lowered sales 1 percent.
Year-To-Date Results
For the first six months of 2016, sales of $9.1 billion decreased 3 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales by more than 5 percent. Organic sales rose approximately 3 percent due to higher volumes.

Year-to-date operating profit was $1,642 million in 2016 versus $204 million in 2015. Results in 2015 included $1,331 million of pension settlement charges. Adjusted operating profit of $1,646 million in 2016 increased 3 percent compared to $1,605 million in 2015. Results in 2016 included $190 million of FORCE cost savings and $30 million of savings from the 2014 Organization Restructuring. In addition, input costs were $50 million lower. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $75 million and transaction effects also negatively impacted results.
Through six months, diluted net income per share was $3.06 in 2016 and $0.44 in 2015. Adjusted earnings per share of $3.06 in 2016 increased 8 percent versus $2.83 in 2015.
2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be toward the high end of the previously communicated range of $130 to $160 million after tax ($190 to $230 million pre-tax). Cumulative pre-tax savings from the restructuring are expected to be toward the high end of the previously communicated range of $120 to $140 million by the end of 2017. Second quarter 2016 restructuring costs were $1 million after tax ($1 million pre-tax), bringing cumulative costs to $148 million after tax ($211 million pre-tax). Second quarter 2016 savings were $15 million, bringing cumulative savings to $100 million.
2016 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2016:

•	Negative foreign currency translation effects on net sales and operating profit are expected to be 4 to 5 percent (prior assumption toward the low end of the 5 to 6 percent range).

•
Organic sales growth is anticipated to be at the low end of the previously assumed range of 3 to 5 percent. This reflects lower expected benefits from selling price increases, primarily due to the improved currency outlook.

•	Cost savings from the company’s FORCE program are anticipated to be $350 to $400 million (previous assumption of at least $350 million).
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2014 Organization Restructuring. See previous discussion in this news release.

•
Venezuelan operations. In the first quarter of 2015, following the Venezuelan government’s elimination of the SICAD II exchange rate, the company recorded a charge for remeasuring the local currency balance sheet in Venezuela at the SIMADI floating exchange rate. In the second quarter of 2016, the company recorded a modest amount of income related to an updated assessment of the impact of deconsolidating the company’s Venezuelan business at the end of 2015.

•
Pension settlement charges. In 2015, the company started to offer a lump-sum pension benefit payout option for certain plan participants. In addition, Kimberly-Clark purchased group annuity contracts that transferred to two insurance companies the pension benefit obligations for certain Kimberly-Clark retirees. As a result, the company recognized pension settlement charges in 2015, mostly in the second quarter.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 144-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the 2014 Organization Restructuring, the anticipated cost savings from the company’s FORCE program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2015 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended June 30
	2016	2015	Change
Net Sales	$4,588	$4,643	-1.2%
Cost of products sold	2,924	2,986	-2.1%
Gross Profit	1,664	1,657	+0.4%
Marketing, research and general expenses	847	869	-2.5%
Other (income) and expense, net	(21)	1,332	N.M.
Operating Profit (Loss)	838	(544)	N.M.
Interest income	3	4	-25.0%
Interest expense	(81)	(73)	+11.0%
Income (Loss) Before Income Taxes and Equity Interests	760	(613)	N.M.
Provision for income taxes	(217)	281	N.M.
Income (Loss) Before Equity Interests	543	(332)	N.M.
Share of net income of equity companies	35	39	-10.3%
Net Income (Loss)	578	(293)	N.M.
Net income attributable to noncontrolling interests	(12)	(12)	—
Net Income (Loss) Attributable to Kimberly-Clark Corporation	$566	$(305)	N.M.

Per Share Basis
Net Income (Loss) Attributable to Kimberly-Clark Corporation
Basic	$1.57	$(0.84)	N.M.
Diluted	$1.56	$(0.83)	N.M.

Cash Dividends Declared	$0.92	$0.88	+4.5%

Common share outstanding	June 30
	2016	2015
Outstanding shares as of	359.7	364.3
Average diluted shares for three months ended	362.4	366.7

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Six Months Ended June 30
	2016	2015	Change
Net Sales	$9,064	$9,334	-2.9%
Cost of products sold	5,761	6,018	-4.3%
Gross Profit	3,303	3,316	-0.4%
Marketing, research and general expenses	1,672	1,718	-2.7%
Other (income) and expense, net	(11)	1,394	N.M.
Operating Profit	1,642	204	N.M.
Interest income	7	8	-12.5%
Interest expense	(157)	(145)	+8.3%
Income Before Income Taxes and Equity Interests	1,492	67	N.M.
Provision for income taxes	(424)	51	N.M.
Income Before Equity Interests	1,068	118	N.M.
Share of net income of equity companies	70	75	-6.7%
Net Income	1,138	193	N.M.
Net income attributable to noncontrolling interests	(27)	(30)	-10.0%
Net Income Attributable to Kimberly-Clark Corporation	$1,111	$163	N.M.

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$3.08	$0.45	N.M.
Diluted	$3.06	$0.44	N.M.

Cash Dividends Declared	$1.84	$1.76	+4.5%

Common share outstanding	June 30
	2016	2015
Average diluted shares for six months ended	362.9	367.3

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2016
	As Reported	Charges for 2014 Organization Restructuring	Adjustment Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$2,924	$2	$—	$2,922
Gross profit	1,664	(2)	—	1,666
Marketing, research and general expenses	847	(1)	—	848
Other (income) and expense, net	(21)	—	(11)	(10)
Operating profit	838	(1)	11	828
Income before income taxes and equity interests	760	(1)	11	750
Provision for income taxes	(217)	—	—	(217)
Effective tax rate	28.6%	—	—	28.9%
Net income attributable to Kimberly-Clark Corporation	566	(1)	11	556
Diluted earnings per share	1.56	—	0.03	1.53

	Three Months Ended June 30, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,986	$—	$7	$2,979
Gross profit	1,657	—	(7)	1,664
Marketing, research and general expenses	869	—	5	864
Other (income) and expense, net	1,332	1,322	—	10
Operating profit (loss)	(544)	(1,322)	(12)	790
Income (loss) before income taxes and equity interests	(613)	(1,322)	(12)	721
Provision for income taxes	281	509	4	(232)
Effective tax rate	45.8%	—	—	32.2%
Net income (loss) attributable to Kimberly-Clark Corporation	(305)	(813)	(8)	516
Diluted earnings (loss) per share	(0.83)	(2.22)	(0.02)	1.41

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2016
	As Reported	Charges for 2014 Organization Restructuring	Adjustment Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$5,761	$2	$—	$5,759
Gross profit	3,303	(2)	—	3,305
Marketing, research and general expenses	1,672	13	—	1,659
Other (income) and expense, net	(11)	—	(11)	—
Operating profit	1,642	(15)	11	1,646
Income before income taxes and equity interests	1,492	(15)	11	1,496
Provision for income taxes	(424)	4	—	(428)
Effective tax rate	28.4%	—	—	28.6%
Net income attributable to Kimberly-Clark Corporation	1,111	(11)	11	1,111
Diluted earnings per share	3.06	(0.03)	0.03	3.06

	Six Months Ended June 30, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charge Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$6,018	$—	$15	$5	$5,998
Gross profit	3,316	—	(15)	(5)	3,336
Marketing, research and general expenses	1,718	—	10	—	1,708
Other (income) and expense, net	1,394	1,331	—	40	23
Operating profit	204	(1,331)	(25)	(45)	1,605
Income before income taxes and equity interests	67	(1,331)	(25)	(45)	1,468
Provision for income taxes	51	512	12	—	(473)
Effective tax rate	N.M.	—	—	—	32.2%
Net income attributable to Kimberly-Clark Corporation	163	(819)	(13)	(45)	1,040
Diluted earnings per share	0.44	(2.23)	(0.04)	(0.12)	2.83

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$656	$619
Accounts receivable, net	2,249	2,281
Inventories	1,807	1,909
Other current assets	402	617
Total Current Assets	5,114	5,426
Property, Plant and Equipment, Net	7,188	7,104
Investments in Equity Companies	287	247
Goodwill	1,507	1,446
Other Assets	674	619
TOTAL ASSETS	$14,770	$14,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$772	$1,669
Trade accounts payable	2,448	2,612
Accrued expenses	1,677	1,750
Dividends payable	331	318
Total Current Liabilities	5,228	6,349
Long-Term Debt	6,905	6,106
Noncurrent Employee Benefits	1,192	1,137
Deferred Income Taxes	626	766
Other Liabilities	331	380
Redeemable Preferred Securities of Subsidiaries	64	64
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	196	(174)
Noncontrolling Interests	228	214
Total Stockholders' Equity	424	40
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,770	$14,842

2016 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Operating Activities
Net income (loss)	$578	$(293)	$1,138	$193
Depreciation and amortization	177	189	349	383
Stock-based compensation	30	36	45	51
Deferred income taxes	37	(517)	3	(346)
Equity companies' earnings (in excess of) less than dividends paid	—	(2)	(30)	(37)
(Increase) decrease in operating working capital	57	29	(48)	(417)
Postretirement benefits	12	1,322	(4)	908
Adjustments related to Venezuelan operations	(11)	—	(11)	45
Other	(20)	8	(29)	12
Cash Provided by Operations	860	772	1,413	792
Investing Activities
Capital spending	(177)	(243)	(397)	(527)
Proceeds from sales of investments	28	—	28	—
Investments in time deposits	(14)	(36)	(73)	(82)
Maturities of time deposits	—	18	42	91
Other	8	16	16	(8)
Cash Used for Investing	(155)	(245)	(384)	(526)
Financing Activities
Cash dividends paid	(332)	(321)	(650)	(631)
Change in short-term debt	353	(108)	(322)	183
Debt proceeds	—	13	796	510
Debt repayments	(589)	(40)	(591)	(44)
Proceeds from exercise of stock options	27	41	58	82
Acquisitions of common stock for the treasury	(153)	(110)	(293)	(358)
Shares purchased from noncontrolling interest	—	—	—	(151)
Other	6	17	(1)	5
Cash Used for Financing	(688)	(508)	(1,003)	(404)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	4	(3)	11	(48)
Increase (Decrease) in Cash and Cash Equivalents	21	16	37	(186)
Cash and Cash Equivalents - Beginning of Period	635	587	619	789
Cash and Cash Equivalents - End of Period	$656	$603	$656	$603

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2016	2015	Change	2016	2015	Change
NET SALES
Personal Care	$2,279	$2,306	-1.2%	$4,486	$4,614	-2.8%
Consumer Tissue	1,494	1,499	-0.3%	2,990	3,073	-2.7%
K-C Professional	806	822	-1.9%	1,569	1,617	-3.0%
Corporate & Other	9	16	N.M.	19	30	N.M.
TOTAL NET SALES	$4,588	$4,643	-1.2%	$9,064	$9,334	-2.9%

OPERATING PROFIT
Personal Care	$455	$473	-3.8%	$904	$928	-2.6%
Consumer Tissue	275	260	+5.8%	555	551	+0.7%
K-C Professional	150	145	+3.4%	300	279	+7.5%
Corporate & Other(a)	(63)	(90)	N.M.	(128)	(160)	N.M.
Other (income) and expense, net(a)	(21)	1,332	N.M.	(11)	1,394	N.M.
TOTAL OPERATING PROFIT (LOSS)	$838	$(544)	N.M.	$1,642	$204	N.M.

(a)	Segment Operating Profit excludes other (income) and expense, net and expenses not associated with the business segments, including charges as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2016
	Total	Volume	Net Price	Mix/ Other(a)	Currency
Personal Care	(1.2)	6	(1)	—	(6)
Consumer Tissue	(0.3)	3	—	(1)	(2)
K-C Professional	(1.9)	(1)	1	—	(2)
TOTAL CONSOLIDATED	(1.2)	4	—	(1)	(4)

	Six Months Ended June 30, 2016
	Total	Volume	Net Price	Mix/ Other(a)	Currency
Personal Care	(2.8)	5	(1)	—	(7)
Consumer Tissue	(2.7)	1	—	—	(4)
K-C Professional	(3.0)	—	1	—	(4)
TOTAL CONSOLIDATED	(2.9)	3	—	(1)	(5)

(a) Mix/Other includes rounding.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2016

	Estimated Range

ESTIMATED FULL YEAR 2016 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.95	-	$6.15
Adjustment for charges related to the 2014 Organization Restructuring	(0.06)	-	(0.03)
Adjustment related to Venezuelan Operations	0.03	-	0.03
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.92	-	$6.15

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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